net.com Announces Preliminary Results for Q4 Fiscal 2004

Fremont, CA, March 31, 2004 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE: NWK), doing business as net.com, announced today it expects to report revenue for the fourth quarter of fiscal 2004 of between $26.5 and $27.5 million, falling short of the guidance it had provided.

net.com expects to report a loss for the quarter in the range of $.14 to $.18 per share.

On the positive side, revenue from the company's new products, SCREAM and SHOUTIP, will exceed 10% of the company's product revenue for the quarter.  The company generated over $5 million in cash during the quarter, with an ending cash balance of over $100 million.

During the conference call held in January 2004 following the release of results for its fiscal third quarter, the company had stated that it expected revenue in the near term to be roughly $30-$35 million a quarter. The company had also noted that predicting the timing of revenue related to the NATO Bandwidth Management contract (October 15, 2003: NATO Awards Bandwidth Management Equipment Contract to net.com) would be difficult due to the size and complexity of the project. In the fourth quarter of fiscal 2004, net.com shipped and installed approximately $4 million of equipment under this agreement, but deferred this revenue, awaiting final sign-off by the customer of contractual acceptance criteria.

Hubert "Bert" Whyte, president and CEO of net.com, said, "While we are not pleased that we will fall short of our revenue guidance for Q4, the company did achieve several important milestones that we believe position us well for the future. I look forward to sharing some of these accomplishments in the call that follows this announcement this morning, and to providing further detail during our regular quarterly conference call in two weeks."

net.com will report its fourth quarter and fiscal year 2004 results on Wednesday, April 14, 2004 at the close of market.

In conjunction with this announcement, net.com will host a discussion of its preliminary fiscal fourth quarter results with investors and financial analysts today at 8:30 a.m. EST. To access the call, listeners should dial (800) 603-9684 from the U.S. or Canada and (706) 643-1389 from International locations at least 10 minutes prior to the scheduled start time. No access number or password is required. A limited number of dial-in lines will be available. Alternatively, the discussion will be broadcast live via net.com's homepage at www.net.com on the Investor Relations page. A replay of the call will be available by approximately 7:30 a.m. PST Wednesday by calling (800) 642-1687 OR (706) 645-9291, access code 6524655for the replay only. An archived version of the discussion will also be available on the Investor Relations page of net.com's website shortly after the conclusion of the live broadcast.

Forward looking statements

Statements made in this press release other than statements of historical fact are forward-looking, including those relating to the financial results the Company expects to report, the Company's positioning for the future, and the timing of recognition of revenues. Investors are cautioned that these statements are based upon current estimates and assumptions that involve risks and uncertainties which might cause actual results to differ materially from those expressed or implied in the forward-looking statements.  These risks and uncertainties include the ability to deliver products in a timeframe sufficient to allow for recognition of revenue in a particular quarter, possible discrepancy between preliminary results and final results to be announced on April 14, 2004, and other risks, including those identified in the Company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q, and in other press releases and communications.  Network Equipment Technologies, Inc. disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.